Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2021 Results

First Quarter Highlights:

•	Total Revenue Was $378 Million; Service Revenue¹ Was $280 Million, up 9.5%
•	Diluted EPS Was $0.96 Compared to $0.55
•	Non-GAAP EPS¹ Was $1.13, up 36%
•	Adjusted EBITDA Margin on Service Revenue¹ Was 13.5%
•	Record Contract Awards of $596 Million up 67%; TTM Contract Awards Were $2.2 Billion For a Book-to-Bill Ratio of 1.44

—Expects Full Year 2021 Service Revenue, EBITDA¹ and EPS to be at Upper End of the Guidance Ranges—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— May 4, 2021 -- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the first quarter ended March 31, 2021.

Commenting on the results, John Wasson, chairman and chief executive officer, said, “This was an excellent quarter for ICF, underscoring our positioning in high-growth markets within both the government and commercial arenas, and representing efficient execution on client programs. Additionally, this was another quarter of robust contract awards that indicate how well ICF’s domain expertise and implementation capabilities are aligned with market demand.

“Results exceeded our expectations, led by double-digit revenue increases in our government and commercial energy businesses, where IT modernization, public health, mitigation/resilience, energy efficiency and utility advisory work remained major growth catalysts.

“Strong service revenue growth of 9.5%, together with higher utilization, drove substantial operating leverage. Earnings and EBITDA¹ increased at considerably higher rates than revenue, even as we moved ahead with investments in people and technologies to expand our capabilities in the high-growth markets we have identified.  Gross margin of 38.7% included a significant quarter-specific benefit primarily related to the timing of several recently awarded fixed price energy efficiency contracts on which certain program costs will be incurred in upcoming quarters and the timing of energy efficiency incentive fees on several contracts.

“This was ICF’s third consecutive quarter of record contract awards, with strong year-on-year increases in federal, state and local and commercial energy wins, virtually all in response to RFPs that were issued prior to the arrival of the new administration. At the end of the first quarter, our pipeline remained over $6 billion, representing diversified growth opportunities across our government and commercial client sets,” Mr. Wasson noted.

First Quarter 2021 Results

First quarter 2021 total revenue was $378.5 million, an increase of 5.6% from the $358.2 million reported in the first quarter of 2020. Service revenue growth was 9.5% year-over-year to $279.6 million, from $255.4 million. Net income amounted to $18.4 million in the 2021 first quarter, and diluted EPS was $0.96 per diluted share, inclusive of $0.05 of tax-effected special charges primarily related to facility closure and severance costs. In the 2020 first quarter, net income was $10.6 million, or $0.55 per diluted share, inclusive of $0.16 of tax-effected special charges primarily related to M&A and severance costs.

Non-GAAP EPS was $1.13 per share, an increase of 36% over the $0.83 per share reported in the year-ago quarter. EBITDA was $36.4 million, 49.5% ahead of the $24.4 million reported in the first quarter of 2020. Adjusted EBITDA¹ was $37.7 million, compared to $28.0 million reported in the comparable quarter of 2020. First quarter 2021 adjusted EBITDA margin on service revenue was 13.5%, representing a 260-basis point increase from the 10.9% reported in the 2020 first quarter.

Backlog and New Business Awards

Total backlog was $3.0 billion at the end of the first quarter of 2021. Funded backlog was $1.6 billion, or approximately 52% of the total backlog. The total value of contracts awarded in the 2021 first quarter was $596.1 million, up 67% year-on-year for a quarterly book-to-bill ratio of 1.57. Trailing-twelve-month (TTM) contract awards totaled $2.19 billion for a book-to-bill ratio of 1.44.

Government Revenue First Quarter 2021 Highlights

Revenue from government clients was $270.1 million, up 12.9% year-over-year.

•

U.S. federal government revenue was $175.9 million, representing a 13.1% year-over-year increase. Federal government revenue accounted for 46% of total revenue, up from 43% of total revenue in the first quarter of 2020.

•

U.S. state and local government revenue was $57.2 million compared to $60.9 million in the year ago quarter, with the lower year-on-year comparisons primarily representing reduced pass-through revenues. State and local government clients accounted for 15% of total revenue, compared to 17% of total revenue in the 2020 first quarter.

•

International government revenue was $37.1 million, representing a 62.5% year-over-year increase, primarily related to a short-term project. International government revenue accounted for 10% of total revenue, up from 6% in the first quarter of 2020.

Key Government Contracts Awarded in the First Quarter 2021

ICF was awarded almost 100 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $340 million. Notable awards won in the first quarter 2021 included:

Disaster Management

•

A new contract with a value of $46.7 million with the Government of Puerto Rico’s Public-Private Partnership Authority that includes elements of ICF’s previous work to provide project formulation services to support long-term disaster recovery from hurricanes Irma and Maria and hazard mitigation efforts to protect against future disasters.

IT Modernization and Cybersecurity

•

A task order with recompete and new elements valued up to $52.6 million with the U.S. Army Combat Capabilities Development Command Army Research Laboratory to expand the delivery of cyber research, development and technology services.

•

Two new agreements with an estimated value of $15.6 million with the U.S. Department of Labor (DOL) to provide IT and cybersecurity workforce development services under DOL’s H-1B One Workforce Grant Program.

•	A new task order with a value of $10.7 million with the U.S. Federal Transit Administration to automate and modernize the National Transit Database.
•

A contract modification with a value of $9.2 million with the U.S. Department of Health and Human Services (HHS) Office of Inspector General to continue to perform ServiceNow platform support services.

Public Health

•	A contract extension with a value of $11.0 million with the Maryland Department of Human Services to expand its customer support services.
•	A new contract with a value of $3.5 million with the health department of a Northeastern U.S. state to provide inbound call center support scheduling COVID-19 vaccinations.
•	A new contract with a value of $3.5 million with the U.S. Centers for Disease Control and Prevention to conduct a multistate study of COVID-19 mitigation strategies and outcomes in public schools.

Program, Technical and Analytical Support

•	A recompete contract valued up to $35.0 million with the HHS Administration for Children and Families to provide training and technical assistance to support Head Start programs in Region 4.
•

A single-award IDIQ contract with recompete and new elements valued up to $30.0 million with the U.S. Environmental Protection Agency to provide technical, analytical and quality assurance support to inform the agency’s decision-making process, including services to Regions 3, 5 and 9.

•	A recompete blanket purchase agreement valued up to $25.0 million with a U.S. federal department to provide analytical services to support regulatory development.
•	Two new multimillion-dollar agreements with a U.S. federal department to continue providing technical assistance (TA) services for its TA and capacity building activities.

•

A recompete contract with a value of $5.4 million with a directorate of the European Commission to provide a range of services related to tackling undeclared work, including supporting mutual learning events, conducting studies and analyses and providing communications support.

Commercial Revenue First Quarter 2021 Highlights

•

Commercial revenue was $108.4 million, compared to $118.9 million reported in last year’s first quarter. Commercial revenue accounted for 29% of total revenue compared to 33% of total revenue in the 2020 first quarter reflecting impact of COVID-19 pandemic on our commercial marketing business, which was partially offset by significant revenue growth in commercial energy markets.

•	Energy markets, which include energy efficiency programs, represented 58% of commercial revenue.
•	Marketing services accounted for 33% of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter 2021

Commercial contract awards were over $250 million in the first quarter 2021. ICF was awarded almost 800 commercial projects globally during the quarter including:

Energy Markets

•	Two new agreements with Southern California Edison to design and implement commercial and residential behavioral energy efficiency programs.
•	A new contract with Public Service Energy & Gas Co. to provide implementation and marketing services for its residential energy efficiency portfolio.
•	Contract expansions and extensions with utilities in the Mid-Atlantic U.S. to continue to provide implementation services for their residential, commercial and industrial energy efficiency programs.
•	Two recompete agreements and one contract modification with a Southeastern U.S. utility to provide implementation services for its energy efficiency programs.
•	A recompete contract with a Mid-Atlantic U.S. utility to provide implementation support services for its new and existing energy efficiency programs.
•	Contract expansions with a Midwestern U.S. utility to continue providing implementation services for its residential energy efficiency programs.

Marketing Services

•	A recompete contract with an international hospitality chain to continue providing loyalty platform services.
•	A retainer with a U.S. floor care product manufacturer to continue to provide marketing services.
•	A contract modification with a U.S. pharmaceutical company to continue to provide corporate communications support services.

Dividend Declaration

On May 4, 2021, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 14, 2021, to shareholders of record on June 11, 2021.

Summary and Outlook

“ICF’s first quarter results represented a strong start to the year and have laid the foundation for significant growth across key metrics in 2021. Based on this performance and our current backlog and pipeline, we now expect full year 2021 service revenue, EBITDA and EPS to be at the upper end of the guidance ranges we provided at the time of our fourth quarter earnings release, namely service revenue of $1.095 billion to $1.13 billion; EBITDA of $145 million to $155 million; GAAP EPS of $3.90 to $4.20; and Non-GAAP EPS of $4.35 to $4.65. We continue to anticipate total revenue in 2021 of $1.525 billion to $1.575 billion, and we reaffirm our expectation that operating cash flow will be approximately $100 million.

“As noted last quarter, approximately 55% of our 2020 service revenue represented ICF’s work in key growth areas, namely IT modernization, public health, disaster management, energy efficiency and utility consulting, along with climate, environment and infrastructure consulting, all of which are closely aligned with the priorities of the new administration. Taken together, we expect the growth rate in these areas to be 10% or more over the next several years.

“At ICF, much of our business is in service areas that enable us to create positive impacts on society and we, in turn, have prioritized being a good corporate citizen. This has attracted like-minded people who have been instrumental to our success and share our commitment to carbon neutrality, diversity, social justice, and equality. We encourage you to access our most recent corporate citizenship report, available on our website, to learn more about how ICF addresses its environmental, social, and governance responsibilities,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our statement of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

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About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full-time and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2021	2020
Revenue	$378,478	$358,238
Direct costs	232,082	230,616
Operating costs and expenses:
Indirect and selling expenses	109,982	103,271
Depreciation and amortization	5,270	5,179
Amortization of intangible assets	3,015	2,853
Total operating costs and expenses	118,267	111,303

Operating income	28,129	16,319
Interest expense	(2,683)	(3,525)
Other (expense) income	(417)	190
Income before income taxes	25,029	12,984
Provision for income taxes	6,678	2,372
Net income	$18,351	$10,612

Earnings per Share:
Basic	$0.97	$0.56
Diluted	$0.96	$0.55

Weighted-average Shares:
Basic	18,885	18,840
Diluted	19,118	19,197

Cash dividends declared per common share	$0.14	$0.14

Other comprehensive income (loss), net of tax	2,780	(11,123)
Comprehensive income (loss), net of tax	$21,131	$(511)

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2021	2020
Reconciliation of Service Revenue
Revenue	$378,478	$358,238
Subcontractor and other direct costs (3)	(98,911)	(102,836)
Service revenue	$279,567	$255,402

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$18,351	$10,612
Other expense (income)	417	(190)
Interest expense	2,683	3,525
Provision for income taxes	6,678	2,372
Depreciation and amortization	8,285	8,032
EBITDA	36,414	24,351
Adjustment related to impairment of long-lived assets (4)	303	—
Special charges related to acquisitions (5)	95	1,844
Special charges related to severance for staff realignment (6)	491	1,770
Special charges related to facilities consolidations and office closures (7)	200	—
Special charges related to retirement of the former Executive Chair (8)	224	—
Total special charges	1,313	3,614
Adjusted EBITDA	$37,727	$27,965

EBITDA Margin Percent on Revenue (9)	9.6%	6.8%
EBITDA Margin Percent on Service Revenue (9)	13.0%	9.5%
Adjusted EBITDA Margin Percent on Revenue (9)	10.0%	7.8%
Adjusted EBITDA Margin Percent on Service Revenue (9)	13.5%	10.9%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.96	$0.55
Adjustment related to impairment of long-lived assets	0.02	—
Special charges related to acquisitions	—	0.10
Special charges related to severance for staff realignment	0.03	0.09
Special charges related to facilities consolidations and office closures	0.01	—
Special charges related to retirement of the former Executive Chair	0.01	—
Amortization of intangibles	0.16	0.15
Income tax effects (10)	(0.06)	(0.06)
Non-GAAP EPS	$1.13	$0.83

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with an acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs associated with terminated leases or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to retirement of the former Executive Chair: As a result of the employment agreement, the departing officer was able to maintain certain equity awards beyond his date of employment. The 2019 equity award held by the former Executive Chair was updated for a change in the performance factor.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 26.7% and 18.3% for the three months ended March 31, 2021 and 2020, respectively

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$8,592	$13,841
Restricted cash	42,231	68,146
Contract receivables, net	214,291	222,850
Contract assets	164,155	143,369
Prepaid expenses and other assets	22,115	25,492
Income tax receivable	—	1,977
Total Current Assets	451,384	475,675
Property and Equipment, net	60,294	62,434
Other Assets:
Goodwill	910,359	909,913
Other intangible assets, net	56,900	59,887
Operating lease - right-of-use assets	119,250	127,132
Other assets	32,572	32,249
Total Assets	$1,630,759	$1,667,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	90,894	91,365
Contract liabilities	43,589	42,050
Operating lease liabilities - current	28,881	23,350
Accrued salaries and benefits	85,134	80,512
Accrued subcontractors and other direct costs	45,110	78,842
Accrued expenses and other current liabilities	77,318	100,908
Income taxes payable	2,402	—
Total Current Liabilities	383,328	427,027
Long-term Liabilities:
Long-term debt	314,451	303,214
Operating lease liabilities - non-current	106,551	115,614
Deferred income taxes	36,966	34,330
Other long-term liabilities	38,230	40,144
Total Liabilities	879,526	920,329

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,461,587 and 23,305,255 shares issued at March 31, 2021 and December 31, 2020, respectively; 18,859,608 and 18,909,983 shares outstanding at March 31, 2021 and December 31, 2020, respectively	23	23
Additional paid-in capital	372,420	369,058
Retained earnings	604,441	588,731
Treasury stock, 4,601,979 and 4,395,272 shares at March 31, 2021 and December 31, 2020, respectively	(214,325)	(196,745)
Accumulated other comprehensive loss	(11,326)	(14,106)
Total Stockholders’ Equity	751,233	746,961
Total Liabilities and Stockholders’ Equity	$1,630,759	$1,667,290

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income	$18,351	$10,612
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,334	444
Deferred income taxes	1,838	4,756
Non-cash equity compensation	3,275	3,826
Depreciation and amortization	8,285	8,032
Non-cash lease expense	(1,143)	(418)
Facilities consolidation reserve	(75)	(71)
Amortization of debt issuance costs	155	246
Impairment of long-lived assets	303	—
Other adjustments, net	457	(348)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(19,750)	(17,349)
Contract receivables	2,531	40,488
Prepaid expenses and other assets	2,016	(1,070)
Accounts payable	(354)	(49,200)
Accrued salaries and benefits	4,715	4,453
Accrued subcontractors and other direct costs	(33,466)	(10,326)
Accrued expenses and other current liabilities	8,303	(5,835)
Income tax receivable and payable	3,924	(2,996)
Other liabilities	262	(476)
Net Cash Provided by (Used in) Operating Activities	4,961	(15,232)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(3,595)	(4,704)
Payments for business acquisitions, net of cash acquired	—	(253,021)
Net Cash Used in Investing Activities	(3,595)	(257,725)

Cash Flows from Financing Activities
Advances from working capital facilities	185,755	744,331
Payments on working capital facilities	(174,674)	(389,776)
Receipt of restricted contract funds	451	—
Payment of restricted contract funds	(27,081)	—
Debt issue costs	—	(2,081)
Proceeds from exercise of options	2,702	37
Dividends paid	(2,642)	(2,639)
Net payments for stock issuances and buybacks	(17,104)	(23,998)
Payments on business acquisition liabilities	(682)	—
Net Cash (Used in) Provided by Financing Activities	(33,275)	325,874
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	745	(738)

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(31,164)	52,179
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	81,987	6,482
Cash, Cash Equivalents, and Restricted Cash, End of Period	$50,823	$58,661

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$2,637	$3,892
Income taxes	$961	$895

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended
	March 31,
	2021	2020
Energy, environment, and infrastructure	43%	42%
Health, education, and social programs	42%	42%
Safety and security	8%	8%
Consumer and financial services	7%	8%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31,
	2021	2020
U.S. federal government	46%	43%
U.S. state and local government	15%	17%
International government	10%	7%
Government	71%	67%
Commercial	29%	33%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31,
	2021	2020
Time-and-materials	42%	47%
Fixed-price	39%	37%
Cost-based	19%	16%
Total	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.